Exhibit 10.1

Lisbon, 09 December, 2008

Dear Miguel:

Following the conversations held, this letter confirms the terms and conditions which will apply to your contract with Euronext Lisbon as from December 31, 2008. All conditions laid down in your contract with Euronext Lisbon, dated January 26, 2005, as modified from time to time, remain applicable unless otherwise amended by the terms and conditions outlined below. All conditions laid down in Euronext’s internal policies as modified or re-enacted from time to time and any subordinate regulation made under the Euronext policies’ provision at any time and from time to time will apply unless otherwise amended in this letter.

The terms and conditions are as follows:

Term: your contract is hereby extended for a period of 12 (twelve) months, commencing on December 31, 2008, and shall be renewable thereafter for equal periods of 12 (twelve) months, unless terminated as set forth in its sections 5 and 7.

We look forward to receiving your agreement to the contents of this letter and to your continuing support and contribution in the year(s) ahead.

Yours sincerely,

I hereby declare my agreement to the entire contents of this letter and accordingly accept the terms and conditions outlined above.

Lisbon, 09 December 2008

/s/ Miguel Athayde Marques
Miguel Athayde Marques

/s/ Philippe Duranton	12/9/08
Philippe Duranton, Group EVP & Head of Global HR	Date

/s/ Jean Francois-Theodore	12/9/08
Jean Francois-Theodore, Deputy CEO & Director	Date

/s/ Duncan L. Niederauer	12/9/08
Duncan L. Niederauer, CEO & Director	Date